Exhibit 5.2

October 25, 2016

Enersis Américas S.A.

Santa Rosa 76, 15th Floor

Santiago, Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Enersis Américas S.A. (the “Company”), a publicly-held corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“Chile”), in connection with the issuance and sale of US$600,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2026 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of October 20, 2016 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form F-3ASR (Registration Statement No. 333-214079) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). The Securities are being issued pursuant to the terms of the indenture dated as of November 1, 1996, (the “Base Indenture”) among the Company and The Chase Manhattan Bank, as trustee, as amended and supplemented by the First Supplemental Indenture dated as of July 24, 2009, (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of October 25, 2016 (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”), as successor trustee to The Chase Manhattan Bank.

For purposes of this opinion, we have examined (i) the bylaws (estatutos) of the Company, (ii) the Registration Statement, and (iii) such corporate records, agreements, certificates and other documents as we have deemed necessary for the purposes of the opinions expressed below.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

As to any facts relevant to our opinion, we have relied on certificates and representations of officers or other representatives of the Company.

We are qualified to practice law in the Republic of Chile and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of Chile as in effect in the date hereof.

Carey y Cía. Ltda.

Isidora Goyenechea 2800, Piso 43

Las Condes / Santiago / Chile

Tel : +56 2 2928 2200 / Fax : +56 2 2928 2228

www.carey.cl

Based upon and subject to the foregoing, we are of the opinion that in connection with the issuance, offer and sale of the Securities, the Company has the corporate authority under the laws of Chile to, and has taken all necessary corporate action to, execute and deliver the Indenture and the Securities.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Company’s Report on Form 6-K incorporated by reference into the Registration Statement, and to the references made to our firm under the caption “Legal Matters” in the prospectus supplement dated October 20, 2016 with respect to the Securities. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Carey y Cía. Ltda

Carey y Cía. Ltda.

Isidora Goyenechea 2800, Piso 43

Las Condes / Santiago / Chile

Tel : +56 2 2928 2200 / Fax : +56 2 2928 2228

www.carey.cl